Exhibit 99.1

Contacts:

	Media Contact	Investor Contact
	David Grip	Kori Doherty
	AspenTech	ICR
	+1 781-221-5273	+1 617-956-6730
	david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Selected Preliminary Financial Results for the Fourth Quarter and Fiscal Year 2009

Announces new subscription-based commercial model for aspenONE suite of solutions

Burlington, Mass. – July 9, 2009 – Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced selected preliminary financial results for the fourth quarter and fiscal year 2009, ended June 30, 2009.

Mark Fusco, Chief Executive Officer of AspenTech, said “From an overall perspective, we were pleased with the company’s performance during the fourth quarter.  License bookings of approximately $59 million were down on a year-over-year basis due primarily to the closing schedule on a single transaction moving to the first half of fiscal 2010.  However, customer interest levels in our aspenONE solutions remained high, our overall close rates were solid and our average deal size of approximately $745,000 for bookings of over $100,000 was up both year-over-year and sequentially.  In addition, we continued to focus on improving the company’s long-term financial profile.”

The company’s cash balance at June 30, 2009 was approximately $122 million, compared to approximately $127 million at the end of the third quarter of fiscal 2009.  The company did not sell any installments receivable to raise cash during the fiscal 2009, while it reduced its total secured borrowings balance by approximately $4 million during the fourth fiscal quarter and approximately $39 million during the fiscal year.

New aspenONE subscription-based commercial model

AspenTech today announced a new subscription-based commercial model for its aspenONE suite of solutions.  While the company previously offered customers access to specific sets of products on a term-token basis, the new commercial model will provide customers with flexible access to all engineering and manufacturing/supply chain solutions within the overall aspenONE suite.  Each subscription-based license will also provide customers with bundled maintenance and access to new aspenONE products that are introduced over time.

Mark Fusco said, “For over two decades, AspenTech’s large base of customers has signed multi-year, annual payment contracts.  Our new, subscription-based offering significantly enhances our value proposition as it provides customers with the flexibility and right to use any of our aspenONE solutions as their needs evolve.  As a result, it will be even easier for customers to scale their usage and aspenONE footprint over time.  We believe this offering will meet the needs of the largest global organizations in the process industries, in addition to improving our ability to serve our small and medium-sized customers.”

Fusco added, “In addition to providing significant benefits to our customers, the introduction of a subscription-based commercial model for aspenONE represents both an evolutionary and milestone event for the company.  There is close alignment between our aspenONE solutions, go-to-market strategy and business model, which we believe will further strengthen our competitive position and long-term financial profile.”

Mark Sullivan, Chief Financial Officer of AspenTech, said “AspenTech has been establishing an increasingly subscription-based cash flow model.  Our new aspenONE commercial model will also result in revenue being recognized on a subscription basis over the course of our multi-year contracts.”

Sullivan added, “This change from predominantly up-front revenue recognition is expected to result in the company reporting significantly lower revenue and large GAAP operating losses in the near-term.  However, we expect revenue and profitability will catch up and exceed the results that would be generated by our traditional commercial model over the long-term.  We also expect our newly introduced commercial model to favorably impact the company’s cash flow from both a short and long-term perspective.  We believe this is the most important financial characteristic of the new commercial model as improved cash flow has a real, positive impact on a company’s economic position.”

Webcast

As we previously announced, AspenTech will host a webcast today, July 9, 2009, in conjunction with the Investor Day being hosted at the company’s headquarters.  Presentations will begin at 8:00 a.m. Eastern Time with a review of the fourth quarter fiscal 2009 highlights, followed by a financial review and discussion of the company’s new commercial model as well as sales and marketing strategies and initiatives.  The Investor Day presentation is expected to last until approximately 12:30 p.m. Eastern Time.  AspenTech executives presenting at the event will include Mark Fusco, President and Chief Executive Officer; Mark Sullivan, Chief Financial Officer; Antonio Pietri, Executive Vice President, Field Operations; Manolis Kotzabasakis, Senior Vice President, Sales and Strategy and Blair Wheeler, Senior Vice President, Marketing.  The presentation will be webcast live and available on the Investor Relations section of the website at www.aspentech.com. The webcast will be archived on the company’s website for 30 days.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing – for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

Forward Looking Statements

Each of the last four paragraphs under “New subscription-based commercial model” in this press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated financial results and operational benefits of AspenTech’s new subscription-based commercial model. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: customers’ failure to adopt the new commercial model at the rate expected by AspenTech or at all; AspenTech’s failure to realize the anticipated financial and operational benefits of the new commercial model; fluctuations in AspenTech’s quarterly revenues, operating results and cash flow; difficulty in predicting quarterly revenue levels and operating results due to AspenTech’s lengthy sales cycle; a continued economic downturn in the highly cyclical oil and gas, chemicals, petrochemicals and petroleum industries from which AspenTech derives a majority of its total revenues; failure to manage international operations effectively or to address the challenges associated with transacting business internationally; competition from software offered by current competitors and new market entrants, as well as from internally developed solutions; failure to develop new software products or enhance existing products and services; new accounting standards or interpretations of existing accounting standards that adversely affect AspenTech’s operating results; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Aspen Technology may provide information regarding the new subscription-based commercial model or possible future product developments including new products, product features, product interfaces, integration, design, architecture, etc. that may be represented as “product roadmaps.” Any such information is for discussion purposes only and does not constitute a commitment by Aspen Technology to do or deliver anything in these product roadmaps or otherwise.

© 2009 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.

Source: Aspen Technology, Inc.